Exhibit 15

The Board of Directors and Unitholders of OSG America L.P.

We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 333-147290) of OSG America L.P. of our report dated November 6, 2009 relating to the unaudited consolidated interim financial statements of OSG America L.P. that are included in its Form 10-Q for the quarter ended September 30, 2009.  Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not part of a registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

ERNST & YOUNG LLP

Certified Public Accountants

Tampa, Florida

November 6, 2009